Exhibit 99.1
CONTACT:
Kris King
Mylan Inc.
724.514.1831
Mylan Reports Adjusted Diluted Cash EPS of $0.31
Reports Highest Ever Diluted EPS Through The First Two Quarters
PITTSBURGH, PA — November 1, 2007 — Mylan Inc. (NYSE: MYL) today announced its financial results for the three and six months ended September 30, 2007. For the three months, the Company reported GAAP diluted EPS of $0.60 compared to adjusted diluted cash EPS of $0.31. In the same prior year period, GAAP diluted EPS and adjusted diluted cash EPS were $0.36 and $0.39, respectively. For the six months ended September 30, 2007, GAAP diluted EPS and adjusted diluted cash EPS were $0.91 and $0.82, respectively, both records for the first six months of any fiscal year. For the six months ended September 30, 2006, GAAP and adjusted diluted cash EPS were $0.71 and $0.75, respectively.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “This was an extremely exciting and dynamic quarter for Mylan. Not only did we complete the steps necessary to close on our acquisition of Merck Generics, transforming Mylan into a true global leader in generic and specialty pharmaceuticals, but we were also able to deliver strong quarterly and six month results. Looking ahead, we expect that our enhanced scale, geographic footprint, broad product diversification, and vertical and horizontal integration will result in both greater potential for growth and greater stability in our results.”
Mr. Coury continued, “I am very pleased to say that we continue to make progress with our integration of Merck Generics and we have been operating as one company since our closing on October 2. Our employees around the world are working tirelessly to leverage our collective assets and execute on all the opportunities we identified within the new Mylan. We are confident in the power of the platform we have created and are focused on executing on our strategy and delivering value for our shareholders.”
Mylan has provided adjusted diluted cash EPS which excludes amortization expense, including that related to the acquisition of Matrix, and a gain on a deal-contingent foreign currency option contract which was entered into in order to mitigate foreign currency risk associated with the Euro-denominated purchase price related to the acquisition of Merck KGaA’s generic business (“Merck Generics”). On October 2, 2007, Mylan announced it had completed its acquisition of Merck Generics. Adjusted diluted cash EPS also excludes costs incurred with respect to certain integration activities related to Merck Generics in the current year.
Adjusted diluted cash earnings per share is a non-GAAP measure and is provided in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. A reconciliation of adjusted diluted cash earnings per share to GAAP diluted earnings per share for both periods appears below.

Net earnings for the three months ended September 30, 2007, were $149.8 million compared to $77.5 million in the same prior year period. Net earnings for the six months ended September 30, 2007, were $229.6 million compared to $153.1 million in the same prior year period.
Financial Summary
Net revenues for the quarter ended September 30, 2007, increased by 32% or $114.6 million to $472.4 million from $357.8 million in the same prior year period. Mylan Segment net revenues increased by $34.6 million, while the Matrix Segment contributed net revenues of $80.0 million.
This increase in the Mylan Segment was due primarily to products launched subsequent to September 30, 2006, which contributed net revenues of $66.2 million, primarily amlodipine and oxybutynin. Fentanyl, Mylan’s AB-rated generic alternative to Duragesic®, continued to contribute significantly to the quarterly results, accounting for 15% of Mylan Segment net revenues despite the entrance into the market of additional generic competition in August 2007. As expected, this additional competition had an unfavorable impact on fentanyl pricing.
Gross profit for the three months ended September 30, 2007, increased by 13% or $25.6 million to $221.6 million from $196.1 million in the same prior year period, while margins decreased to 46.5% from 53.5%. Included in gross profit for the three months ended September 30, 2007 were purchase accounting adjustments of approximately $8.1 million, which consisted of incremental amortization related to the intangible assets associated with the Matrix acquisition. Excluding such items, gross margins were 48.2%. A significant portion of gross profit was comprised of fentanyl and new products. The additional competition on fentanyl and multiple generic market entrants for amlodipine both had a negative impact on current quarter margins.
Earnings from operations decreased $42.7 million from the same prior year period to $91.9 million for the three months ended September 30, 2007. The decrease in operating income was driven by higher overall operating expenses. Research and development (“R&D”) expense increased 48% or $10.9 million due primarily to the addition of Matrix. Selling, general and administrative (“SG&A”) expenses for the quarter increased 93% or $46.7 million over the comparable period of the prior year. This increase was caused by the inclusion of Matrix in the current year, as well as certain integration expenses incurred related to the acquisition of Merck Generics, increased payroll and payroll related costs and increased costs associated primarily with the Company’s recent implementation of an ERP system. Additionally, the prior year included $11.5 million with respect to the favorable settlement of certain litigation.
Other income for the quarter ended September 30, 2007, was $166.8 million due primarily to a non-cash unrealized gain of $142.5 million related to the Company’s deal-contingent foreign currency option contract related to the Merck Generics acquisition, as well as an increase in interest and dividend income.
Interest expense for the current quarter was $23.1 million compared to $10.4 million in the same prior year period. The increase is the result of additional debt incurred to fund a portion of the Matrix acquisition, debt assumed in the Matrix acquisition and the issuance of the Convertible Notes in March of 2007.

Net revenues for the six months ended September 30, 2007, increased by 44% or $308.6 million to $1.0 billion from $706.6 million in the same prior year period. Mylan Segment net revenues increased by $137.2 million to $843.8 million, while the Matrix Segment had net revenues of $171.4 million.
This increase in the Mylan Segment was due primarily to products launched subsequent to September 30, 2006, which contributed net revenues of $189.2 million, primarily amlodipine and oxybutynin. Partially offsetting the increase from new products was unfavorable pricing as a result of additional generic competition on certain products in our portfolio, including fentanyl, as well as pricing pressures resulting from the continued consolidation among customers in the retail trade.
Gross profit for the six months ended September 30, 2007, increased by 35% or $134.0 million to $518.3 million from $384.3 million in the same prior year period, while margins decreased to 50.6% from 53.2%. Included in gross profit for the six months ended September 30, 2007 were purchase accounting adjustments of approximately $23.0 million, which consisted of incremental amortization related to the intangible assets and the amortization of the inventory step-up associated with the Matrix acquisition. Excluding such items, gross margins were 52.9%, which is consistent with the prior year.
Earnings from operations increased $28.3 million from the same prior year period to $280.0 million for the six months ended September 30, 2007. This increase is due to the higher gross profit, partially offset by increased operating expenses.
Similar to the three months ended September 30, 2007, the increase in operating expenses is due to the inclusion of Matrix as well as certain integration related expenses incurred related to the acquisition of Merck Generics, increased payroll and payroll related costs and increased consulting costs associated primarily with the Company’s recent implementation of an ERP system.
Other income for the six months ended September 30, 2007, was $130.5 million due primarily to a gain of $85.0 million related to the Company’s deal-contingent foreign currency option contract related to the Merck Generics acquisition and an increase in interest and dividend income. Interest expense for the six months ended September 30, 2007 was $46.0 million.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to the acquisition of Matrix and the acquisition of Merck Generics, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with acquisitions in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of adjusted diluted cash EPS to GAAP diluted EPS:

	Three months ended	Three months ended	Six months ended	Six months ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
GAAP diluted EPS	$0.60	$0.36	$0.91	$0.71
Amortization (1)	0.03	0.01	0.08	0.02
Integration related expenses	0.04	—	0.04	—
(Gain) loss on foreign exchange option contract	(0.36)	0.02	(0.21)	0.02

Adjusted diluted cash EPS	$0.31	$0.39	$0.82	$0.75

[1]	— The three months ended September 30, 2007, include amortization expense related to intangible assets and the six months ended September 30, 2007, include amortization expense related to intangible assets and the amortization of the inventory step-up related to the Matrix acquisition.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future growth expectations, the anticipated stability of its results, its strategies and its ability to deliver shareholder value. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the Merck Generics acquisition; the ability to attract and retain key personnel; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Part II, Item 1A of the Company’s Form 10-Q for the quarter ended June 30, 2007, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its

Form 10-Q for the quarter ended September 30, 2007 is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Inc. is one of the world’s leading quality generic and specialty pharmaceutical companies. The Company offers one of the industry’s broadest and highest quality product portfolios, a robust product pipeline and a global commercial footprint through operations in more than 90 countries. Through its controlling interest in Matrix Laboratories Limited, Mylan has direct access to one of the largest active pharmaceutical ingredient (API) manufacturers in the world. Dey L.P., Mylan’s fully integrated specialty business, provides the Company with innovative and diversified opportunities in the respiratory and allergy therapeutic areas.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net revenues	$472,400	$357,766	$1,015,109	$706,555
Other revenues	4,691	8,891	8,303	16,241

Total revenues	477,091	366,657	1,023,412	722,796

Cost of sales	255,450	170,567	505,063	338,506

Gross profit	221,641	196,090	518,349	384,290

Operating expenses:
Research and development	33,577	22,696	65,297	43,921
Selling, general and administrative	97,016	50,348	173,895	100,173
Litigation settlements, net	(848)	(11,500)	(813)	(11,500)

Total operating expenses	129,745	61,544	238,379	132,594

Earnings from operations	91,896	134,546	279,970	251,696

Interest expense	23,107	10,441	46,026	20,801
Other (expense) income, net	166,832	(2,222)	130,474	7,362

Earnings before income taxes and minority interest	235,621	121,883	364,418	238,257
Provision for income taxes	88,498	44,342	137,705	85,129

Earnings before minority interest	147,123	77,541	226,713	153,128
Minority interest	(2,704)	—	(2,841)	—

Net earnings	$149,827	$77,541	$229,554	$153,128

Earnings per common share:

Basic	$0.60	$0.37	$0.92	$0.73

Diluted	$0.60	$0.36	$0.91	$0.71

Weighted average common shares:
Basic	248,660	210,999	248,569	210,477

Diluted	250,500	215,077	251,052	214,934

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	September 30, 2007	March 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$1,203,641	$1,252,365
Marketable securities	65,953	174,207
Accounts receivable, net	488,107	350,294
Inventories	430,538	429,111
Other current assets	428,316	206,067

Total current assets	2,616,555	2,412,044
Non-current assets	1,860,018	1,841,823

Total assets	$4,476,573	$4,253,867

Liabilities
Current liabilities	$766,189	$700,535
Long-term debt	1,569,451	1,654,932
Other non-current liabilities	219,837	206,333

Total liabilities	2,555,477	2,561,800
Minority interest	34,425	43,207
Total shareholders’ equity	1,886,671	1,648,860

Total liabilities and shareholders’ equity	$4,476,573	$4,253,867